Exhibit 99.1

Air Lease Corporation
Earnings Call Transcript – Q4 2022
February 16, 2023; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Jason Arnold	Vice President, Head of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Hillary Cacanando	Deutsche Bank
Moshe Orenbuch	Crédit Suisse
Helane Becker	Cowen and Company
Jamie Baker	JP Morgan
Ron Epstein	Bank of America Securities
PRESENTATION

Operator^ Good afternoon. (Operator Instructions) At this time I would like to welcome everyone to the Air Lease Corporation Q4 Earnings Conference Call. (Operator Instructions)

I will now turn the call over to Mr. Jason Arnold, Head of Investor Relations.

Mr. Arnold, you may begin.

Jason Arnold^ Thank you, [Regina]. Good afternoon, everyone, and welcome to Air Lease Corporation’s fourth quarter and full year 2022 earnings call.

This is Jason Arnold. I’m joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our fourth quarter and full year 2022 results.

A copy of our earnings release is available on the investors section of our website at www.airleasecorp.com.

This conference call is being webcast and recorded today, Thursday, February 16, 2023. The webcast will be available for replay on our website. (Operator Instructions)

Before we begin please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

This includes without limitation statements regarding the state of the airline industry, including the impact of rising interest rates and inflation, the impact of sanctions imposed on Russia and aircraft delivery delays, our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items.

These statements and any projections as to our future performance represent management’s estimates for future results and speak only as of today, February 16, 2023.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update our forward-looking statements or information in light of new information or future events.

In addition, we may discuss certain financial measures such as adjusted net income before taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release of our 10-K that we issued today.

This release can be found in both the Investors and the Press section of our website at airleasecorp.com. As a reminder, unauthorized recording of this conference call is not permitted.

I’d like to turn the call over to our Chief Executive Officer and President, John Plueger.

John Plueger^ Well, thank you, Jason, and good afternoon all, and thank you for joining us today. I’m happy to report that we generated $602 million in total revenue during the fourth quarter, a record level for ALC, while our fourth quarter diluted EPS was $1.21 per share.

Fourth quarter performance benefited primarily from the growth of our fleet, an uptick in sales, trading and other income, along with the recovery of our one 737 MAX from Russia. This was partially offset by higher interest expense and higher insurance and other operating expenses.

We purchased 16 new aircraft during the quarter, adding approximately $1 billion of flight equipment to our balance sheet and sold five aircraft. Our utilization rate remains robust at 99.6% for full year 2022, which is a testament to the high demand and utility of the new commercial aircraft in our fleet.

As of today, 90% of our deliveries through 2024 are placed. Airlines are locking in our remaining 2024 and ‘25 deliveries at an accelerating pace. And this scarcity has been a significant driver of the lease rate upside we’ve seen on many of these aircraft.

The pace of our widebody lease placements has also continued to accelerate. In fact, out of our entire order book, ALC now has only three remaining passenger widebodies, Boeing 787s, left to place in mid-2025.

New aircraft deliveries in the fourth quarter were again somewhat lower than expected as a product of ongoing delivery delays from both Boeing and Airbus, which you’ve heard us speak about over the past two years. Boeing and Airbus have both just recently announced hiring campaigns for tens of thousands of new production employees, though clearly getting these new staff hired and trained will take time.

We remain skeptical that Airbus and Boeing will meet their aspirational production rate goals over the next two to three years. In fact, today, Airbus announced a delay from 2025 to 2026 in reaching its single-aisle production rate goal of 75 aircraft per month. And yesterday, Boeing advised at a conference of continuing parts and supply chain challenges hampering its production goals.

As for our outlook for 2023, clearly, it’s going to remain fluid, given the situation with the manufacturers. As of today, we expect to receive approximately $4 billion to $5 billion of aircraft deliveries in 2023, with roughly $1.3 billion of deliveries expected during the first quarter. We will update you further on this outlook as the year progresses.

Now turning to aircraft sales. We closed on five aircraft, generating gains of approximately $28 million in the fourth quarter. As we look forward to full year 2023 sales activity, we expect to sell between $1 billion to $2 billion of aircraft as the sales market is healthy even with higher interest rates.

The reason for the broad range is continued uncertainty around the timing of new aircraft deliveries. After several years of constrained sales activity due to the MAX grounding, the pandemic, Boeing 787 delivery cessation for well over a year, we’re returning to a more robust level of sales activity as the normal course of business. This allows us to harvest gains on sales as well as to manage our fleet age, size and composition and finally, to demonstrate the value of our fleet.

Looking forward over the foreseeable future, we believe Air Lease’s proven business model is particularly well suited to benefit from the post-pandemic era due primarily to the five following fundamentals.

First, passenger traffic growth and airline yields. Airline traffic continues to expand at a brisk pace in nearly every market globally. International traffic, in particular, has come back strongly in 2022, and this looks to continue in 2023 with China relaxing travel restrictions last month. Furthermore, the airlines are enjoying a healthy yield environment, which appears to be holding up nicely in the face of macroeconomic challenges such as inflation, energy costs and interest rates. Fundamental air traffic growth and yield will continue to drive aircraft demand.

Second, continued OEM delivery delays and inability to meet production rate targets is limiting the new aircraft supply to the marketplace. This is leading more airlines to extend their leases in today’s escalating lease rate environment to support traffic growth and to serve as a hedge against new aircraft delivery delays. Certification of new aircraft types has also been delayed such as on the 737-7 and -10 MAX, the Boeing 777X and the Airbus A321 XLR.

Third, record orders such as we’ve just seen this week with Air India on the heels of large orders from United Airlines and others have exacerbated the lack of new aircraft delivery positions well into the future, making ALC’s available delivery positions more valuable. ALC currently has delivered positions out through 2028.

Fourth, most airline balance sheets remain constrained in the financial recovery from the COVID pandemic, especially in view of the higher interest rate environment. As such, leasing remains a sought after mechanism to obtain aircraft. ALC with its strong balance sheet and BBB investment-

grade ratings has a significant funding cost advantage over most of its airline customers and leasing competitors as well.

Fifth and finally, environmental sustainability grows more important with each passing day, adding further pressure on airlines to renew their fleets with the youngest, most technologically advanced and environmentally friendly aircraft obtainable. That is ALC’s business model, delivering exactly those new aircraft from our order book, the largest combined Airbus and Boeing order book in the leasing industry.

A question many of you have been asking is, is this increased aircraft demand environment with rising interest rates – in this environment, are lease rates overall accelerating as fast as interest rates? The short answer on an overall basis is not yet.

However, even in a high-demand environment, it takes time for the market to catch up to rapidly escalating interest rates, and this has always been the case historically. There is a lag, and I remind you that we have a large existing fleet with a weighted average remaining lease term of 7.1 years.

However, I will say that the overall increase in lease rates that we’ve been witnessing is on track with our expectations. And looking forward, we feel good about market lease rates catching up with interest rates over time.

So with that, let me now turn this call over to Steve Hazy, who will offer more commentary on ALC’s positioning and accomplishments. Steve?

Steven Udvar-Hazy^ Thank you, John, and thanks, everyone. First of all, I’d like to congratulate our Air Lease team on achieving record quarterly revenues in the fourth quarter of 2022 as well as record annual revenues for the full year of 2022. We’re looking to forward further success and breaking more company records ahead on the heels of roughly 400 additional new aircraft set to deliver to Air Lease over the next four or five years.

I’d also like to point out that our Board has just declared a $0.20 per share common stock dividend distribution for the quarter, again demonstrating the continued optimism and confidence that we have in our business looking forward.

As John mentioned, we’re excited to see passenger traffic volumes continue to expand at a brisk pace globally. The latest IATA traffic numbers released in early February illustrate robust total traffic up more than 60% year-over-year during 2022. Significant strength remains focused in the international markets, which are up as much as 153% year-over-year as volumes continue to recover from the pandemic. Domestic traffic also rose nicely as well in spite of the numerous starts and stops in China’s domestic market that resulted from lockdowns and travel restrictions.

China represents roughly 7% of the global domestic traffic volumes. So it’s a testament of strength that the rest of the domestic markets around the world were able to more than overcome that drag in China.

In fact, all of the remaining domestic markets expanded at strong double-digit percentage rates, in some cases, upper double-digit and even one triple-digit percentage year-over-year increase, for example, with the Australian domestic market. International strength, meanwhile, was highly expansive with most experiencing triple-digit percentage increases as compared to the year prior.

Asia Pacific, again, remains a point of significant strength, rising over 360% year-over-year in 2022, given persistent travel constraints still in place in many of the markets up until late last year. Both domestic and international markets are now approaching parity with 2019 traffic levels. And several markets are very likely to reach and exceed those levels this year.

While 2019 traffic represents a useful measure for comparison, we do think it’s very important to point out that this is not the end game measure of success. We see traffic levels achieving 2019 levels and proceeding meaningfully higher for many years to come, given the durable human desire and need to travel by air.

As would be expected with the strong fundamental industry backdrop, we remain very active in placing our order book positions with airline customers all over the world. We announced several very large placements during the fall, including a 19 aircraft placement with Condor in Germany, the six aircraft placement with LOT in Poland, and the placement of five A321 XLR variants with LATAM in Chile. And in the last few months, we also announced placement of three new 787-9s with Air Astana, the national carrier of Kazakhstan, which we’ll deliver to the airline in 2025 and ‘26. These aircraft will be critical to expand the international market opportunities for Air Astana, which will benefit meaningfully from the added range and efficiency provided by the 787-9.

In January, we announced the placement of six new Airbus A220 aircraft with Croatia Airlines in Europe. These A220s are expected to deliver from our order book beginning in 2024 through 2025 and represent a significant modernization shift for that airline as it moves away from operating older A319s and A320s. In this case, the A220 gives the airline more capacity and efficiency, both on existing routes and added range to expand future routes as well. These placements I’ve just highlighted represent only a handful of our activity as many are not formally announced in a press release at this time.

In terms of observations across all of our recent deal activity, I can say that in addition to providing our airline customers with the most advanced, fuel-efficient and ecologically friendly aircraft to further their operations, we’re also continuing to see a bolstering of lease rates due to the strong market demand for commercial aircraft.

During the fourth quarter of 2022, we delivered 16 aircraft to our customers with OEM delays yet pushing some aircraft into the first quarter of this year. Deliveries during the fourth quarter included two more A220-300 deliveries to ITA, the flag carrier of Italy, following our two first deliveries of the A220 from our order book to that same carrier in the third quarter.

We delivered five A321 aircraft, primarily the LR long-range variants, to several airline customers, including Air Astana and Sichuan Airlines, while we delivered six new Boeing 737-8 and -9 aircraft to Aeromexico, Alaska Airlines and LOT Polish Airlines, among others. On the widebody side, we also had several deliveries, including two Airbus A330-900s that were delivered to Virgin Atlantic Airways and one 787-9 to Air Premia in Korea. This 787 was actually the first we received from Boeing following a nearly 1.5 years long delivery hiatus.

One note I would like to make on this uptick of interest rates over the past year is that while ALC’s cost of funds rose as well, the increase was relatively modest, given that approximately 90% of our debt financing is at fixed rates of interest. As a reminder, maintaining a minimum of 80% of our debt at a fixed rate of interest has been a key strategic tenet of Air Lease ever since our very start.

Many leasing companies, though, are more reliant upon floating rate bank loans or otherwise have fewer financing options and have seen a meaningful uptick in their cost of funds. As a product of this increased cost of capital for many reasons, we expect the very low lease rate factors that some have been willing to offer airlines in the past will now go by the wayside and – as it is no longer economically feasible for them to offer such low lease rates.

While the nature of our order book strategy has always been more insulated from the very aggressive lease rates inherent in sale-leaseback transactions, we do believe the outcome of a reduced supply of cheap lease financing alternatives will shift more lease demand toward lessors like ourselves, with investment-grade ratings and strong access to attractive funding from many sources.

I’d like to close by saying that we believe we’ve positioned Air Lease very successfully to capitalize on the acceleration of air traffic demand witnessed at present, which is fueling the strong airline need for new commercial aircraft.

Now I’d like to turn the call over to our CFO, Greg Willis, to provide further commentary and color on our financial performance in 2022.

Greg Willis^ Thanks very much, Steve, and good afternoon, everyone. In the fourth quarter of 2022, ALC generated record revenues of $602 million. This was comprised of approximately $561 million of rental revenues and $40 million of aircraft sales, trading and other revenues. The increase in total revenues was primarily driven by the growth of our fleet and a significant reduction in cash basis losses and the impact of COVID era-related lease restructurings. Furthermore, we do not expect that these items to be a meaningful factor as we move forward into 2023.

Moving on to expenses. The interest expense line rose 16% year-over-year. This was due to an increase in our average debt balances as well as an uptick in our composite cost of funds from 2.79% in the prior year to 3.07% this year.

I would like to echo Steve’s commentary surrounding the benefits of having 91% of our indebtedness at a fixed rate, which continues to meaningfully offset the impact of higher interest rates on our financial results. Depreciation continues to track the size of our fleet, while SG&A rose as business activities have increased over the course of the past year along with an uptick in certain other operating expenses, including the increase in insurance premiums that we’ve highlighted in the past as well as aircraft transition-related expenses.

Additionally, John mentioned that we did recognize an expense reversal of $31 million, given the recovery of our 737 MAX from Russia in October. As discussed last quarter, we recorded the aircraft on our balance sheet at fair value, taking into account the current maintenance condition of the aircraft with a corresponding reversal of the write-off line item on our income statement.

As mentioned last quarter, the return of this aircraft was highly idiosyncratic. I will repeat that we do not anticipate the return of any other of our aircraft, which are detained in Russia.

As a final comment on our 2022 financials, I would like to point out the expansion of our adjusted pretax Return on Equity, which excludes the impact of the Russia fleet write-off as well as the subsequent recovery of our 737 MAX aircraft. Despite the trailing effects of the pandemic over the first half of the year and combined with a relatively modest sales program throughout 2022, we are pleased to see an improvement in this performance metric.

Moving on to financing. With a largely fixed rate balance sheet and strong investment-grade ratings, we remain conservatively positioned for movements in interest rates over the intermediate term. As discussed in the past, manufacturer escalations and our interest rate escalators on forward aircraft deliveries helped offset some of the impact from rising interest rates. As Steve highlighted, one positive outcome of rising interest rates is the low-cost financing alternatives that are less available to our airline customers, which should further bolster lease rates and lease demand, as well as create a larger difference between us and our lower-rated competitors. We remain dedicated to maintaining an investment-grade balance sheet, utilizing unsecured debt as our primary form of financing, maintaining a high ratio of fixed rate funding, and utilizing a conservative amount of leverage with a target debt-to-equity ratio of 2.5x.

Our debt-to-equity ratio at the end of the fourth quarter was 2.8x on a GAAP basis, which net of cash on the balance sheet is approximately 2.69x. Our leverage remains modestly above our target following our Russia fleet write-off earlier this year. We expect to trend back towards our long-term target as aircraft sales volumes increase this year and OEM delivery delays continue.

During the past few months, we returned the debt capital markets with two separate 5-year issuances, $700 million of senior unsecured notes at 5.85% that closed in December of 2022 and $700 million of senior unsecured notes at 5.3% that closed in January of this year. We also closed a $400 million SOFR plus 140 unsecured term loan facility with a final maturity in 2027.

At the end of the year, we had a strong balance sheet supported by a significant liquidity position of $6.9 billion and a large unencumbered asset base of $27 billion. To conclude, we remain very optimistic of the future of our business, and we believe our strategy has proven itself highly durable through the challenges of the last several years. We look forward to a more meaningful resumption of our sales program during 2023, which should add to the margins and the return on equity for our business.

We also look forward to receiving roughly 400 new aircraft from our order book set to deliver over the next four to five years, providing a clear pathway of growth in the years to come. The embedded value of our order book has only increased the availability of brand new aircraft slots from the OEMs, which continue to dwindle. This further provides us with an irreplaceable source of very attractively valued fleet growth and long-term return potential. And with that, I’ll turn the call back over to Jason for the question-and-answer session of the call.

Jason Arnold^ Thank you, Greg. This concludes management’s commentary and remarks. (Operator Instructions) Regina, can you please open the line for the Q&A session?

Q&A

Operator^ (Operator Instructions) Our first question will come from the line of Hillary Cacanando with Deutsche Bank.

Hillary Cacanando^ You mentioned before that there is a lag between the increase in interest rates and the increase in lease rates. Why would you say that lag is? Is it like six months, nine months? If you could provide a little more color, that would be great.

John Plueger^ Yes. It's John. I'll take that. So it's really hard to put a timeline on it. We’ve lived through this in many other prior periods, having now done this for 36 some-odd years. So I don’t like to put a timeline on it, and we'll just have to see.

In particular, right now, I think we've been emphasizing the supply demand dynamics, which is really providing a boosting of lease rates. So I hesitate at this point in time to put a timeline on it. Historically, it has really ranged, but we are confident over time that we're going to get lease rate escalation that will much more closely match where the interest rates have gone.

Hillary Cacanando^ Got it. And then just another question. I was just looking at your exposure to different geographic regions. And it looks like your exposure to China is 11.4%, down from 12.8% last year. I was just wondering, is that kind of like part of your strategy like perhaps to maybe reduce your -- like maybe reduce the geopolitical risk associated with the region? Or is it just happened to fall that way?

John Plueger^ Steve? Steve, do you want to comment on that?

Steven Udvar-Hazy^ Yes. Yes, happy to comment on that. Look, we're continuously evaluating our geographic exposure and our political risk exposure in different parts of the world. And I think at this time, we're seeing tremendous growth opportunities in the Americas, both in North and South America, in Europe, Southeast Asia and North Asia.

So as you said, China has become a lower percentile in our overall fleet composition. And that trend will be expected to continue into 2024 and 2025 as we have a very limited number of new aircraft going to China.

To give you an example, this year, we only have two aircraft going into Mainland China, two A321neos out of about 70 to 80 new deliveries. So we expect that percentage to keep declining at a rate that will get us below 10% probably by the end of this year.

Hillary Cacanando^ Got it. And you haven't seen any changes since the reopening, perhaps more interest from Chinese airlines or any notable changes since the reopening?

Steven Udvar-Hazy^ Well, the reopenings have been very sort of unpredictable. It's been kind of on and off. And also the domestic business has already been supplied by a lot of aircraft. There were a lot of planes sitting on the ground.

For example, there's about 90 737 MAXs that have already been delivered to Chinese airlines that are not in current operation. And so I think the Chinese airlines have enough capacity to deal with their traffic requirements in the next nine to 12 months. And then we'll see what happens beyond that.

Operator^ Your next question comes from the line of Moshe Orenbuch with Credit Suisse.

Moshe Orenbuch^ Is there a way to kind of size the benefit that you get from the stronger lease rates as the airlines are renewing or extending leases? Is that -- because I think that's an important part. We've always known that your new leases will have escalators to take care of interest rates, but is there a way to size that?

John Plueger^ Greg, do you want to talk about that?

Greg Willis^ Sure. I mean, we've been experiencing a lot of demand on the new aircraft in our portfolio as well as the extension that we've been entering into. And again, as we mentioned before in the past, over 90% of our leases currently are being extended at rates that we're very comfortable with.

In terms of overall metrics, we have a hard time giving you ranges as to where we think lease rates are going, but they definitely have been catching -- I mean catching up toward what we've seen happen in interest rates. I don't know, John or Steve, do you want to add further color?

John Plueger^ Well, we don't have a formulaic metric, Moshe, as Greg indicates. And I think one of the compounding effects there is that we, for example, assume that we're going to place aircraft as they come across lease to a variety of different carriers. And much to our pleasure, the current lessees are stepping up to increase those lease rates to extend those leases.

Now in some cases, there's an increase. But in some cases, leases struck in prior periods or prior years have a fixed lease rate for the extension. And so that dynamic is changing.

So it's really hard for us to give sort of a quantitative outlook because the bottom line is everyone wants these airplanes now, and that's good. And just know that where we can increase those rates, we are, but some of the extensions are already at fixed rates. So that's why I say it's just going to take time. It makes it very hard for us to give you a quantitative handle on that.

Moshe Orenbuch^ Okay. Maybe as a follow-up, the comment that you had made about $1 billion to $2 billion of aircraft sales based upon deliveries, I mean, is it just as simple as if you get -- if you're only at the $4 billion, you'll give the $2 billion? Or I mean, it seems like there could be some prefunding to the extent of your capital base, particularly given the fact that aircraft prices are so strong. So how do you think about those two?

John Plueger^ Yes, we have a pretty good pipeline already of aircraft sales going into this year. They take time to close. So to some extent, what you say is true. It will depend on our assessment of how deliveries are looking for the remainder of the year.

And given the fact that particularly on aircraft sold that are on lease to Chinese airplanes, those take -- aircraft take a long time to transfer. So we will be making more decisions as we get into sort of the middle of the second quarter as to the timing expectations, how much more we want to keep going versus what Airbus and Boeing -- with what degree of confidence we have Airbus and Boeing delivering for the rest of the year.

So that's why we're saying it's on an ongoing basis, and it's on a valuation basis. And there's just a lot of different factors, including, again, how long does it take to close these sales, and do we really think we're going to get these airplanes. We just need a little more seasoning to be able to give a little tighter range.

Greg Willis^ And Moshe, just to add, we're sitting on a significant amount of liquidity, $6.9 billion. And we have very few remaining maturities to refi this year, only roughly about $1.25 billion in the bond market. So that gives us a lot of flexibility as to the level of sales and how much we're going to raise in the bond market.

I will say that we're watching the OEMs very closely in their ability to meet their delivery commitments because there's been a lot of talk out there about the challenges that they're facing and their ability to meet their commitments to us.

Operator^ Your next question will come from the line of Helane Becker with Cowen.

Helane Becker^ So my question is with respect to your capital raising decisions for this year. How should we think about -- that, how should we think about what your intentions are?

Greg Willis^ Yes, I think we've said we're going to raise $3 billion to $4 billion. A lot of it is going to depend on how much we buy and how much we sell as we just went through with Moshe. But given the relatively light amount of refinancing that we need to do and a strong level of liquidity that we have, we have a lot of flexibility.

Again, we do tend to access markets at opportune times. So when we think we hit a good window to drive value to our shareholders, but I think we said in the 10-K and we've said before, probably $3 billion to $4 billion. And really, that's going to hinge on how much we actually get from the OEMs. And whether or not it comes in the bank market, whether or not comes in the bond market, whether it comes in foreign -- I mean, foreign issuances, and we're primarily looking in the unsecured space.

Helane Becker^ Okay. And then I just have a point of clarification, Greg. On the Russian fleet value where it says it's $771.5 million, does that include the $31 million of recovery? Or does that exclude?

Greg Willis^ No, it's net of it. Originally, the write-off was 802, which included our exposure in the management vehicles as well. But when we took back the MAX and we put it on the books at 31 [million], that's the net number you're seeing roll through the income statement.

Operator^ Your next question comes from the line of Jamie Baker with JPMorgan.

Jamie Baker^ Got to admit, I'm curious as to whose car accelerating, we heard in the background. In any event, on the topic of lease extension requests, John, you called that out in the release and in your prepared remarks. What's the approximate duration that most existing customers are asking for?

I'm just wondering from the airline side, how much longer your customers are pushing to hold on to aircraft? And also what you said about lease extension language at predetermined economics, are you obligated to grant extensions to customers where that language exists? It wasn't clear to me if you could turn down an extension request in the example that you previously gave.

John Plueger^ Sure. Very -- if I had to put an average, our lease extensions are about three years on average. They vary. We've had some as short as one, some as long as seven. So that varies, number one.

Number two, if there's a prefixed option, pricing option that the airline so long as they're not in default and so long as they're current -- if they exercise that option and a predefined rate was given in that option, yes, we have to honor it. However, I will say that options are not often exercise necessarily by themselves.

Oftentimes, they come up in the context of further deals with ALC. It's a tool that we have. And so I would just say that often times, you can't look at an option on a single aircraft.

Oftentimes, we're talking about new aircraft or expanding the fleet or doing other things. And in that context, we might tell an airline, well, you have an option here that lease rate is too low for us. And so if you want to go on and add a few other aircraft here and there, we need a little bit of a better deal. I don't know, Steve, do you have anything else to add on that?

Steven Udvar-Hazy^ Yes. I think, Jamie, there's actually a relatively small percentage of our leases have fixed rate extension options. But as John mentioned, we generally develop cocktail that includes new airplanes coupled with the extension of existing aircraft and redesign the lease rate profile on that aircraft.

Jamie Baker^ Okay. Understood. Appreciate that clarity. And second, and this one might sort of be from left field, but this EU directive, 2008-101-EC, are you guys familiar with it? Basically, there was an article that Mark and I saw regarding Norwegian -- or not Norwegian air, Flyr’s failure, basically suggesting that lessors are responsible for any unpaid emission payment obligations. Is that something we need to ponder? The article piqued our interest. And if it's not something on your radar, no problem.

John Plueger^ The short answer is not really on our radar because we have been advised that the country of Norway specifically has no current laws to enforce that EU guidance.

Jamie Baker^ Okay. Very straightforward. Appreciate it.

Steven Udvar-Hazy^ And by the way, the acceleration you heard, Jamie, was the lease rate accelerating to higher levels.

Operator^ Your next question will come from the line of Ron Epstein with Bank of America.

Ron Epstein^ I'm just curious, why didn't your rental flight equipment number actually go up? I mean, it went down, but your fleet is bigger. And what was in the number last year that made it bigger than this year with a larger fleet? Maybe you could clear that up.

Greg Willis^ Ron, there's a couple of things going on, right? I mean, you have some of the holdover effects from the COVID era lease restructurings as well as the effects of the Russia situation, right? We had a fleet of approximately 20 airplanes that are still stuck in Russia that aren't able to generate revenue right now.

John Plueger^ Yes. It's actually 21 airplanes. We got one back, and that one back we're getting, we're still preparing for use. So taking out 21 airplanes from your earnings is significant.

Steven Udvar-Hazy^ Yes, the aircraft we sold, which don't generate rent revenue any longer but gave us a profit on the disposition.

Ron Epstein^ Got it. All right. So the Russian ones are still on your fleet count? You know they're not -- they're just sitting there doing nothing for you.

Greg Willis^ They're not in the fleet count because they've been written off, but they were contributing last year and not contributing this year.

Ron Epstein^ Got it. Okay. That makes sense. And then not to sort of beat a dead horse, but I'm just trying to get a sense. I mean, potentially, how upside down are you guys given the lease rate rise, right? I mean, I thought that was something we didn't have to worry about, that you'd be pretty duration matched on leases and debt, right? I mean, where did I get that wrong?

John Plueger^ Well, let me answer that, Ron. I don't think we're upside down. I think we've heard some commentary, well, interest rates have doubled. Have your lease rates doubled? Well, no, lease rates have not quite doubled yet. It's going to take some time.

We're very happy with our funding and the maturities of those fundings. We don't have any huge towers. We are very happy with our funding in line going in for all of our deliveries of 2023 with all the sources that we have going forward. So I actually would say I don't think we feel out of balance in anything.

Ron Epstein^ Okay. Good. Great. Perfect. And then one last one if I may. I mean, your commentary around the aspirational delivery targets of the OEs, how far behind you think they really are? I mean, when we listen to a lot of the suppliers, the suppliers are all over the place. Airbus sort of -- they're behind. Boeing's behind. Things are slipping. If we were -- can you give us a sense on how you think about it? If I was running an airline today, and I was expecting an airplane in 12 months, I mean, realistically, when am I going to get it?

John Plueger^ I'll give an answer, and then I'm going to turn it over to Steve also to answer. Look, I think our assessment is kind of what I hinted at in our remarks. We think we're facing the supply chain constraints for the next at least two, possibly three years.

And I know that the OEMs don't like to -- I mean, it's a tough thing. We want our airplanes, too. But there's just so many different factors, and the supply chain is so vast and labor problems. I mean, it's really been tough to get labor back in.

And you've seen the Boeing and Airbus hiring a lot more. It's just really hard, Ron, to predict that supply chain. And the other aspect is many of the smaller suppliers who are on fixed rate contracts a couple of years ago and they are still on fixed rate contracts in terms of what they get for whatever widget or unit they have shipped are now having to restart that production in a much higher cost environment. And that's provided a financial strain. So, Steve, you might want to comment on the engine side of things.

Steven Udvar-Hazy^ Yes. I mean, part of the supply chain problem is the engine situation with CFM, the LEAP engine, both on the 737 family and on the A320, A321 family. And then Pratt & Whitney on the GTF engine just can't supply enough to either Airbus Canada, the 220s or to Airbus on the A320, A321s.

And to also answer your question last year, we had delays on some aircraft that were like two to three months, and we had delays on, for example, on A321neo that was nine months. So -- and we've had everything else in between. I can't give you a mathematical average, but it's certainly worse than three months, and it's not getting any better.

Operator^ There are no further questions at this time. Mr. Arnold, I turn the call back over to you.

Jason Arnold^ Thanks, Regina. Thank you, everyone, for your time participating in our fourth quarter call today. We look forward to speaking with you again when we report our first quarter results.

Operator, please disconnect the line, and thank you very much.

Operator^ This concludes today's conference call. You may now disconnect.